UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. 1)

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

MILE MARKER INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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MILE MARKER INTERNATIONAL, INC.

To Our Shareholders:

On June 9, 2003, the Board of Directors of Mile Marker International, Inc., unanimously approved an amendment to the Company’s Articles of Incorporation to effect a reverse stock split whereby all outstanding shares of the Company’s outstanding $.001 par value common stock (the “Common Stock”) will be reverse split on a 1-for-15 share basis and, immediately thereafter, further to effect a forward split on a 15-for-1 share basis, and for the payment in cash to those shareholder holding, after the reverse stock split but prior to the forward stock split, fewer than fifteen (15) shares of Common Stock. The reverse split is expected to occur at 6:00 P.M. on July 14, 2003, and the forward split is expected to occur at 6:01 P.M. on the same day. This Information Statement is being mailed to all shareholders of record as of the close of business on June 10, 2003.

NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THE REVERSE STOCK SPLIT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors:

Alvin Hirsch, Secretary

Pompano Beach, Florida June 11, 2003

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934
SUMMARY OF THE REVERSE/FORWARD SPLIT
BACKGROUND AND PURPOSE OF THE REVERSE/FORWARD SPLIT
STRUCTURE OF THE REVERSE/FORWARD SPLIT
AMENDMENT OF THE ARTICLES OF INCORPORATION
EFFECT OF THE REVERSE/FORWARD SPLIT ON THE COMPANY’S SHAREHOLDERS
STOCK CERTIFICATES
DETERMINATION AND FAIRNESS OF THE CASH-OUT PRICE
EFFECT OF THE REVERSE/FORWARD SPLIT ON THE COMPANY
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
APPRAISAL RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS
VOTE REQUIRED FOR APPROVAL
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
ADDITIONAL INFORMATION
ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF MILE MARKER INTERNATIONAL, INC.
ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF MILE MARKER INTERNATIONAL, INC.

MILE MARKER INTERNATIONAL, INC.

Information Statement Pursuant to Section 14C
of the Securities Exchange Act of 1934

This Information Statement is being mailed on or about June 23, 2003, to all holders of record on June 10, 2003, of the $.001 par value common stock (the “Common Stock”) of Mile Marker International, Inc., a Florida corporation (the “Company”), in connection with the vote of the Board of Directors of the Company and the approval by written consent of the holders of a majority of the Common Stock to effect a reverse 1-for-15 stock split (the “Reverse Split”) followed immediately by a forward 15-for-1 stock split (the “Forward Split”) of the Common Stock. As permitted under Florida state law, registered shareholders whose shares of stock are converted into less than one (1) share in the Reverse Split will receive cash payments equal to the fair value of those fractional interests. We refer to the Reverse and Forward Splits, together with the related cash payments to our shareholders with less than fifteen (15) shares of Common Stock, as the “Reverse/Forward Split.” We also refer to our record shareholders whose shares of the Company’s Common Stock are registered in their names as “Registered Shareholders.”

The Company has authorized 20,000,000 shares of Common Stock. As of June 10, 2003, there were 916 Registered Shareholders of our Common Stock, 10,218,680 shares of our Common Stock were issued, and 10,168,680 shares were outstanding. Of the shares of Common Stock issued and outstanding, the holders of 5,303,684 shares voted in favor of the Reverse/Forward Split. Since the Board of Directors of the Company and the holders of a majority of the Company’s issued and outstanding shares of Common Stock have voted in favor of the Reverse/Forward Split, all corporate actions necessary to authorize the Reverse/Forward Split have been taken.

The Reverse/Forward Split will be effective on or about July 14, 2003 (the “Effective Date”). Because the Reverse/Forward Split has already been approved by holders of a majority of the Company’s outstanding shares of Common Stock, you are not required to take any action. This Information Statement provides to you notice that the Reverse/Forward Split has been approved. You will receive no further notice of the approval nor of the Effective Date of the Reverse/Forward Split other than pursuant to reports which the Company will be required to file with the Securities and Exchange Commission in the future.

The Company’s Common Stock is traded over the counter on the NASD OTC Bulletin Board (“OTCBB”) under the symbol MMKR. The last sale of our Common Stock as reported on the OTCBB is 50,000 shares sold for $.70 per share on May 6, 2003.

In determining to proceed with the Reverse/Forward Split the Board considered, among other things, the financial impact upon the Company of continuing to perform customary administrative functions required of it in connection with persons holding less than fifteen (15) shares and, also, the effect upon such shareholders of the Company’s paying them in cash the fair value of their shares rather than allowing them to continue as shareholders. The Board of Directors concluded that given the relative illiquidity of the Company’s Common Stock, the sporadic trading activity in the Common Stock, and the costs of sale of less than fifteen (15) shares, it would be appropriate for both the Company and such small shareholders that the Company cash out those shareholders in accordance with the terms described in this Information Statement. In arriving at a determination of the fair value of the per-share cash-out price, the Board of Directors considered the book value of the Company’s shares of Common Stock and the trading activity in the Company’s stock (including the actual sale prices of Common Stock over the last two calendar quarters). See “Determination and Fairness of the Cash-Out Price.”

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY OF THE REVERSE/FORWARD SPLIT

The following summary describes the material terms of the Reverse/Forward Split. This Information Statement contains more detailed descriptions of such terms. We encourage you to read the entire Information Statement and the documents we have incorporated by reference.

     Description of the Reverse/Forward Split

Upon the completion of the Reverse Split, shareholders holding only fractional shares will receive a payment equal to the fair value of each share of Common Stock. The fair value of each share of Common Stock will be determined by the average sale price of our shares of Common Stock over the ninety (90) calendar days preceding the Effective Date. Upon completion of the Reverse Split, shareholders with less than fifteen (15) pre-split shares will have no further interest in the Company and will become entitled only to payment for their pre-split shares. We expect to pay approximately $3,000 in the aggregate to such holders, and no shareholder with a single account is expected to receive more than $15.00 as a result of the cash-out, assuming the cash-out of approximately 3,629 shares held by 624 shareholders each having less than fifteen (15) shares of Common Stock and a fair value of $.81 per share, which the Company assumes will be the approximate historical sales price upon which the cash-out price will be determined. See “Structure of the Reverse/Forward Split” and “Background and Purpose of the Reverse/Forward Split.”

Immediately after the effective time of the Reverse Split, we will effect the Forward Split on a 15-for-1 share basis, so that each share of Common Stock outstanding after the Reverse Split will be converted into fifteen (15) shares of Common Stock on a post-split basis. Thus, shareholders who hold fifteen (15) or more shares prior to the Reverse Split will have the same number of shares of Common Stock following the Forward Split.

     Effect of the Reverse/Forward Split on the Company

The Reverse/Forward Split will reduce the number of shareholders of record, which will in turn reduce the Company’s administrative costs associated with such shareholder accounts. Such costs include the cost of printing and mailing annual reports, proxy materials and information statements, as well as any other information which the Company provides to its shareholders on a voluntary or mandatory basis. See “Background and Purpose of the Reverse/Forward Split,” “Structure of the Reverse/Forward Split,” “Effect of the Reverse/Forward Split on the Company,” and “Determination and Fairness of the Cash-Out Price.”

     Approving Vote of the Board of Directors and Consenting Shareholders

The Company’s Board of Directors has determined that the Reverse/Forward Split is in the best interests of the Company. The Company has received the approving consent of the holders of a majority of the shares of Common Stock entitled to vote on the Reverse/Forward Split. Accordingly, no additional vote of the Company’s shareholders is required to approve the Reverse/Forward Split. See “Vote Required for Approval.”

     Escheat Laws

Under state escheat law, any payment for fractional interest not claimed by a shareholder entitled to such payment may be claimed by various states.

     Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated shareholders to review or negotiate the transaction. The Board of Directors concluded that the expense of these procedures was not reasonable in relation to the size of the transaction contemplated and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without such outside person. See “Determination and Fairness of the Cash-Out Price.”

     Effective Date

The Reverse/Forward Split will be effective at 6:01 P.M. on July 14, 2003. See “Amendment of the Articles of Incorporation.”

     Tax Consequences

The Reverse/Forward Split will be treated as a tax-free recapitalization for federal income tax purposes. Accordingly, shareholders who are not cashed out will not recognize gain or loss, and their adjusted tax basis in their stock will not change. Shareholders who receive cash in lieu of fractional shares will recognize capital gain or loss to the extent of the difference between the shareholder’s tax basis in such shares and the amount of cash received in exchange therefor. See “Certain Federal Income Tax Consequences.”

     Dissenters’ and Appraisal Rights

Florida law does not provide dissenters’ or appraisal rights as the result of a reverse or forward stock split. See “Appraisal Rights.”

BACKGROUND AND PURPOSE OF THE REVERSE/FORWARD SPLIT

As of June 10, 2003, the Company had a shareholder base of approximately One Thousand (1,000) shareholders. As of June 10, 2003, approximately 562 Registered Shareholders each owned fewer than fifteen (15) shares and they held an aggregate of 3,097 shares. At that time, these shareholders represented approximately 61% of the total number of Registered Shareholders, but these accounts represented approximately only .03% of the total 10,168,680 issued shares of Common Stock. The Company has been advised that 2,738,427 shares were held in nominee assets (sometimes referred to as broker or “street” name accounts) of which approximately 532 shares were held for the benefit of approximately sixty-two (62) persons each holding less than fifteen (15) shares of Common Stock. Although the Company intends that the Reverse/Forward Split will affect shareholders holding the Company’s stock in street name, nominees may have different procedures with respect to the Reverse/Forward Split. Accordingly, shareholders holding Common Stock in street name should contact their nominees to determine whether they will be affected by the Reverse/Forward Split.

The Company expects to benefit from significant cost savings as a result of the Reverse/Forward Split. The cost of administering each registered shareholder’s account is the same regardless of the number of shares held in that account. Therefore, the Company’s costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In 2003, we expect that each Registered Shareholder will cost the Company approximately $15.47 for transfer agent and other administrative fees, as well as printing and postage costs to mail proxy materials and the annual report. In addition, in 2003 we expect that each shareholder holding shares in street name through a nominee will cost the Company approximately $16.75 for administrative fees, as well as printing and postage costs to mail proxy materials and the annual report. We expect that these costs will only increase over time. In light of these disproportionate costs, the Board of Directors believes that it is in the best interest of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with such small accounts. We expect that we will reduce the total cost of administering Registered Shareholder accounts by at least $10,000 per year when we complete the Reverse/Forward Split.

The Reverse/Forward Split will provide shareholders with fewer than fifteen shares of Common Stock with a cost-effective way to cash out their investments, because the Company will pay all transaction costs in connection with the Reverse/Forward Split. Otherwise, shareholders with small holdings would likely incur brokerage fees which would be disproportionately high relative to the market value of their shares if they wanted to sell their shares. The Reverse/Forward Split will eliminate these problems for most shareholders with holdings of less than fifteen shares.

STRUCTURE OF THE REVERSE/FORWARD SPLIT

The Reverse/Forward Split includes both a reverse stock split and a forward stock split of the Common Stock. The Reverse Split is expected to occur at 6:00 P.M. on the Effective Date and the Forward Split is expected to occur at 6:01 P.M. on the Effective Date. Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one (1) share of Common Stock for each fifteen (15) shares of Common Stock held in his or her account at that time. If a registered shareholder holds fifteen (15) or more shares of Common Stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered shareholder who holds fewer than fifteen (15) shares of Common Stock in his or her account at the time of the Reverse Split (also referred to as a “Cashed-Out Shareholder”) will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under the caption “Determination and Fairness of the Cash-Out Price.” Immediately following the Reverse Split, all shareholders who are not Cashed-Out Shareholders will receive one (1) share of Common Stock for each fifteen (15) shares of Common Stock which they held prior to the Reverse Split.

AMENDMENT OF THE ARTICLES OF INCORPORATION

To effect the Reverse/Forward Split, the Company will amend its articles of incorporation by amending Article 5, captioned “Capital Stock.” The first amendment, to be filed at 6:00 P.M. on the Effective Date, will amend Article 5 to provide for the Reverse Split and will accordingly state that each share of Common Stock outstanding prior to the Reverse Split will be automatically reclassified and changed into 1/15th of a fully paid and non-assessable share of Common Stock, without increase or decrease in the par value of thereof. The amendment will also provide that no fractional shares shall be issued with respect to any shares of Common Stock held by any shareholder in any one account, which account has fewer than fifteen shares of Common Stock prior to the effective time of the amendment, and that the Company will pay to the holders of such fractional shares cash in the amount of the fair value of such shares based on the formula described under the caption “Structure of the Reverse/Forward Split,” above. Immediately after the filing of the amendment effecting the Reverse Split, the Company will immediately file the amendment effecting the Forward Split, which amendment will provide for the reclassification of each share existing after the Reverse Split into fifteen shares of Common Stock. See Appendices A-1 and A-2 for the text of the amendments which the Company intends to file to effect the Reverse/Forward Split.

EFFECT OF THE REVERSE/FORWARD SPLIT ON THE COMPANY’S SHAREHOLDERS

•	Registered Shareholders with fewer than fifteen shares of Common Stock:

When we complete the Reverse/Forward Split and if you are a Cashed-Out Shareholder (that is, a shareholder holding fewer than fifteen shares of Common Stock immediately prior to the Reverse Split):

–	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

–	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See “Determination and Fairness of the Cash-Out Price,” below.

–	After the Reverse Split, you will have no further interest in the Company with respect to your cashed-out shares, which will then be void. These shares will no longer entitle you to the right to vote as a shareholder or share in the Company’s assets, earnings, or profits or in any dividends paid after the Reverse Split, nor to any other rights as a shareholder. In other words, you will no longer hold your cashed-out shares and you will only have the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

–	As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

•	If you Hold Certificated Shares:

–	If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from the Company as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company’s transfer agent, Jersey Transfer & Trust Company, Inc., and will contain the cash payment for your shares. Please do not send your certificates to our transfer agent until you receive your letter of transmittal. All shares of Common Stock held by Cashed-Out Shareholders will be void after the Effective Date whether or not the Company receives the Cashed-Out Shareholder’s stock certificate. For further information, see “Stock Certificates,” below.

–	All amounts owed to you will be subject to federal income tax and state abandoned property laws.

–	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

•	Registered Shareholders with fifteen or more shares of Common Stock:

If you are a Registered Shareholder with fifteen or more shares of Common Stock as of 6:00 P.M. on the Effective Date, we will first reclassify your shares into one-fifteenth (1/15) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 6:01 P.M. on the Effective Date, we will reclassify your shares in the Forward Split into fifteen times the number of shares you held after the Reverse Split, which will result in the same number of shares you held before the Reverse Split. As a result, the Reverse/Forward Split will not affect the number of shares that you hold if you hold at least fifteen (15) shares of Common Stock immediately prior to the Reverse Split. To illustrate, if we were to effect the 1-for-15 Reverse/15-for-1 Forward Split and you held 15 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into 1 share in the Reverse Split and then back to 15 shares in the Forward Split.

•	Street Name Holders of Common Stock:

The Company intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees.

STOCK CERTIFICATES

The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered shareholders owning fifteen (15) or more shares of Common Stock immediately prior to the Reverse Split. Existing certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate. The Common Stock will retain and continue to be identified by its current CUSIP number.

DETERMINATION AND FAIRNESS OF THE CASH-OUT PRICE

In order to avoid the expense and inconvenience of issuing fractional shares to shareholders who hold less than one share of Common Stock after the Reverse Split, under Florida state law the Company may pay cash for their fair value. Florida law provides that the cash payment for fractional shares is determined by the Company’s Board of Directors. Under Florida law, the good faith judgment of the Board of Directors as to the fair value is conclusive. The Board has determined that the cash-out payment for fractional shares will be an amount per share equal to the average sale price of the Company’s shares of Common Stock on the OTCBB for the ninety (90) calendar days ending on (and including) the Effective Date, without interest.

In reaching its determination to proceed with the Reverse/Forward Split, the Board of Directors determined that the direct cost savings to the Company, which the Company estimates to be $10,000 annually, from decreasing the administrative burdens attributable to the distribution of reports and the maintenance of records for holders of less than fifteen (15) shares of Common Stock will represent significant cost savings to the Company.

Based on the factors noted below, the Board of Directors considered the price to be paid for fractional shares to be fair to Cashed-Out Shareholders, to those persons who remain shareholders of the Company, and to the Company as a whole. The Company’s Common Stock trades on the OTCBB, which is the principal, and in most cases the sole, outlet for a shareholder who wished to dispose of his or her shares of Common Stock. The Board of Directors viewed that market as the best indicator of what a willing buyer would pay to a willing seller, neither of whom is under any compulsion to buy or sell, after considering such factors as its estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, market liquidity, and other factors that typically bear on a common stock purchase or sale decision. The Board of Directors gave particular weight to the current sale prices of the Company’s Common Stock in the over-the-counter market, and noted the relative illiquidity of the Common Stock in that market and the sporadic nature of trades in the Company’s Common Stock. Thus, for example, the Board noted that from the period January 1, 2003, to June 10, 2003, there were eight reported sales of an aggregate of 63,200 shares of the Company’s Common Stock at sale prices between $.70 and $.92 per share, with the average number of shares sold in each transaction being about 2,500 shares, except for the purchase on the OTCBB by an officer of the Company, of 50,000 shares of Common Stock at a price of $.70 per share on May 6, 2003. The Board of Directors also noted that if a shareholder prefers not to receive cash in lieu of his or her fractional shares but instead would prefer to remain a shareholder of the Company, such shareholder can purchase (subject, of course, to the availability of shares for purchase in the over-the-counter market) additional shares of Common Stock through the OTCBB market in order to make his or her holdings of Common Stock equal to or greater than fifteen (15) shares, so that such shareholder would not be a fractional shareholder upon the completion of the Reverse Split. By purchasing sufficient additional shares, a holder of less than fifteen (15) shares of Common Stock may, prior to the Effective Date, elect to remain a shareholder and continue to participate in the equity of the Company.

The Board of Directors recognizes that as the Company’s stock is not traded as actively as many other companies, this may be a factor in the market price of the Company’s stock. Accordingly, as a reasonableness test of the market price of the Company’s Common Stock, and therefore the cash price to be paid for fractional shares, the Board of

Directors considered the relationship between the market price and the net book value per share of the Company. The Board of Directors noted that the net book value per share of the Company’s Common Stock on March 31, 2003, was $0.34, or $0.47 less than what the Company calculates to be the average sale price at that date. Accordingly, while the Board considered the relationship of market value to net book value important in its deliberations, the Board of Directors did not view net book value alone to be a reliable measure of fair value. The Board of Directors noted that net book value does not state all assets and liabilities at market value, nor does it take into account the other considerations that might be part of a transaction between a willing buyer and a willing seller, which transactions the Board of Directors believes to be the best measure of the fair value of the Company’s Common Stock.

EFFECT OF THE REVERSE/FORWARD SPLIT ON THE COMPANY

The Reverse/Forward Split will not affect the public registration of the Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Reverse/Forward Split will affect the continued listing of the Common Stock on the OTCBB, which listing we intend to maintain. The Reverse/Forward Split is not intended to make the Company a privately-held company or otherwise to constitute a “going private” transaction.

The number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. Upon payment in cash for the fractional shares of the Cashed-Out Shareholders, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Shareholders immediately prior to the Reverse Split. The Company anticipates that its Registered Shareholders will be reduced from 916 to 354 as a result of the Reverse/Forward Split.

Although the Company knows the approximate total number of shares that will be cashed out, the total cash to be paid by the Company is more difficult to determine at this time. We do not know what the average sale price per share of the Common Stock on the OTC Bulletin Board will be for the period of ninety (90) days ending on the Effective Date. However, by way of example, if the 1-for-15 Reverse/15-for-1 Forward Split had been completed as of June 9, 2003, when the average sale price per share for the ninety (90) days ending on June 9, 2003, was $0.81, then the total cash payments that would have been issued to all Cashed-Out Shareholders, including both registered and street name holders, would have been approximately $3,000. The actual amounts will also depend on the number of Cashed-Out Shareholders on the Effective Date, which may vary from the number of such shareholders on June 10, 2003.

The par value of the Common Stock will remain at $.001 per share after the Reverse/Forward Split.

The Reverse/Forward Split will reconstitute the Company’s capital so that its stated capital, which consists of the par value per share of Common Stock multiplied by the number of shares of Common Stock issued, will decrease from $10,219 to approximately $10,215, and additional paid-in capital will decrease from $1,192,364 to $1,189,368. Upon completion of the Reverse/Forward Split with the number of shares of Common Stock issued will be reduced by approximately 624 shares. As the fractional shares acquired by the Company from Cashed-Out Shareholders in exchange for cash will be retired, based upon the Company’s financial statements at December 31, 2002, the Reverse/Forward Split will (on a pro forma basis): decrease assets by approximately $3,000 (the amount paid for fractional shares); have no effect on liabilities; decrease shareholders’ equity by $3,000; have no recognizable affect on the book value per common share; have no effect on the income statement; and have no recognizable effect on the 2002 basic earnings per share and the 2002 diluted earnings per share. The Reverse/Forward Split will increase the percentage ownership of each remaining shareholder of the Company (whether affiliated or unaffiliated) by approximately 0.036%. As the number of shares anticipated to be retired by the Company pursuant to the Reverse/Forward Split constitutes a very small percentage of the total number of issued and outstanding shares, the percentage of issued and outstanding shares of Common Stock held by any shareholder will not change materially as a consequence of the Reverse/Forward Split. See “Security Ownership of Certain Beneficial Owners and Management.”

Any shares acquired from Cashed-Out Shareholders pursuant to the Reverse/Forward Split will be held by the Company as issued but not outstanding stock and may be reissued by the Company for such consideration as the Board of Directors may determine.

The Reverse/Forward Split will not alter voting rights or other rights of shareholders other than Cashed-Out Shareholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

We have summarized below certain federal income tax consequences to the Company and its shareholders resulting from the Reverse/Forward Split. This summary is based on United States federal income tax law, existing as of the date of this Information Statement. Such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization”

for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse/Forward Split.

•	Federal Income Tax Consequences to Shareholders who are not Cashed Out by the Reverse/Forward Split:

If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split, and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

•	Federal Income Tax Consequences to Cashed-Out Shareholders:

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split.

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) do not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity that continues to hold Common Stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) is a “substantially disproportionate redemption of stock,” as described below.

–	“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in the Company resulting from the Reverse/Forward Split is considered a “meaningful education” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

–	“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse/Forward Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse/Forward Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

•	Shareholders who both Receive Cash and Continue to Hold Common Stock Immediately After the Reverse/Forward Split

If you both receive cash as a result of the Reverse/Forward Split and continue to hold Common Stock immediately after the Reverse/Forward Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of the aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Common Stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you, or (2) is a “substantially disproportionate redemption of stock” with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading “Shareholders who Exchange all of their Common Stock for Cash as a Result of the Reverse/Forward Split.”) In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. Shareholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse/Forward Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

APPRAISAL RIGHTS

Shareholders do not have appraisal rights under Florida state law or under the Company’s Articles of Incorporation or By-laws in connection with the Reverse/Forward Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of the Company’s common stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group. Common Stock percentages are provided on a pre-and post-split basis.

Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other shareholders act as a “group”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of June 9, 2003, the Company had issued 10,218,680 and had outstanding 10,168,680 shares of common stock.

		Percentage of	Percentage of
Name and Address	Number of Shares	Common Stock	Common Stock
Of Common Stock	of Common Stock	Beneficially Owned	Beneficially Owned
Beneficial Owner	Beneficially Owned	(Pre-Split)	(Post-Split)

Richard E. Aho (1)(2)(3)	4,504,880	44.08%	44.10%
2121 Blount Road
Pompano Beach, FL 33069

Leslie J. Aho (1)(3)(4)	1,712,255	16.76%	16.76%
2121 Blount Road
Pompano Beach, FL 33069

Brown Brothers Harriman & Co.	1,070,000	10.47%	10.47%
63 Wall Street
New York, NY 10005

Ilona Ivanoff	609,100	5.96%	5.96%
725 Kalama River Road
Kalama, WA 98625

George R. Shelley (1)	566,000	5.54%	5.54%
1412 S.W. 12th Court
Pompano Beach, FL 33069

National Financial Services	547,386	5.36%	5.36%
200 Liberty Street
New York, NY 10281

Drew V. Aho (1)(2)(5)(6)	190,000	1.86%	1.86%
2121 Blount Road
Pompano Beach, FL 33069

Alvin A. Hirsch (2)	66,304	.65%	.65%
2121 Blount Road
Pompano Beach, FL 33069

All Executive Officers and Directors	5,327,184	52.13%	52.15%
as a group (5)

(1)	Director

(2)	Officer

(3)	Includes 1,712,255 shares owned by Leslie Aho, of which Richard Aho is the beneficial owner by virtue of a September 14, 2001 Shareholders Agreement.

(4)	Leslie J. Aho is the former wife of Richard E. Aho

(5)	Drew V. Aho is the son of Richard E. Aho

(6)	Includes 50,000 shares held in trust for Mr. Aho’s daughter but excludes 50,000 shares held by Mr. Aho’s wife, in which he disclaims any beneficial ownership.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

The Company’s Common Stock is traded on the OTCBB under the symbol MMKR. There is no active trading market for the Company’s common stock. The following bid quotations have been reported for the period beginning April 1, 2001, and ended March 31, 2003, for the Company’s stock:

Quarter Ended June 30, 2001	.500	.250
Quarter Ended September 30, 2001	.260	.200
Quarter Ended December 31, 2001	.850	.250
Quarter Ended March 31, 2002	.900	.560
Quarter Ended June 30, 2002	.950	.700
Quarter Ended September 30, 2002	.950	.350
Quarter Ended December 31, 2002	1.300	.600
Quarter Ended March 31, 2003	.950	.800

The prices presented in the foregoing table are bid prices, which reflect inter-dealer transactions and do not include retail mark-ups and mark-downs or any commission to the parties involved. As such, the prices may not reflect prices of actual transactions. By contrast, the Company’s cash payment to cashed-out shareholders will be determined by actual sale prices averaged over the ninety (90) days before the Effective Date. Subsequent to March 31, 2003, the OTCBB reported the sale of 2,000 shares of Common Stock at $0.92 per share on April 9, 2003, and 50,000 shares at $0.70 per share on May 6, 2003.

Such quotations reflect inter-dealer prices, without retail markup, markdown or commission. Such quotes are not necessarily representative of actual transactions or of the value of the Company’s securities, and are, in all likelihood, not based upon any recognized criteria of securities valuation as used in the investment banking community.

The Company understands that six member firms of the NASD are currently acting as market makers for the Company’s common stock. However, there are no meaningful trading transactions currently for the Company’s common stock. There is no assurance that an active trading market will develop which will provide liquidity for the Company’s existing shareholders or for persons who may acquire the Company’s common stock through the exercise of warrants or options.

As of June 10, 2003, the Company had 916 shareholders of record of the Company’s common stock. However, a certain number of the shares of the Company’s common stock are held in “street name” and are therefore held by several beneficial owners. During 2002, the Company purchased 440,618 of its common shares at a total cost of $339,006.

As of June 10, 2003, there were 10,218,680 shares of the Company’s common stock issued and 10,168,680 shares outstanding. Of those shares, 6,289,099 shares were “restricted” securities of the Company within the meaning of Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended, because such shares were issued and sold by the Company in private transactions not involving a public offering. Of the restricted shares issued by the Company, shares held for at least two years by persons who are not “affiliates” of the Company (as that term is defined in Securities and Exchange Commission Rule 144) may be sold without limitation under Rule 144(k). Shares held by affiliates and restricted shares held for more than one, but less than two, years, may be sold pursuant and subject to the limitations of Rule 144. Based on the information available to it, the Company believes that on June 10, 2003, approximately 1,522,000 restricted shares could be sold without limitation, and approximately 5,354,000 shares held by affiliates (whether or not restricted) could be sold subject to Rule 144.

On January 16, 2002, Company’s Board of Directors approved a 2002 Stock Plan to provide for stock options for employees and others. This 2002 Stock Plan was approved by the Company’s shareholders on January 8, 2003. On January 16, 2002, Company’s Board of Directors issued incentive stock options for 25,000 shares each to two of the Company’s employees, exercisable at $0.60 for a period of five years. During 2002, no options were exercised. Pursuant to SFAS 123, the pro forma after-tax expense of these options would have amounted to $7,067 in 2002, if such expense had been recognized.

The Company has paid cash dividends of $0.015 per share on its common stock on November 29, 2002 and January 31, 2003. The Company intends to retain its earnings, as needed, for use in its business. However, payment of future dividends may be made at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company’s operations, its capital requirements and its overall financial condition.

VOTE REQUIRED FOR APPROVAL

Section 607.0704 of the Florida Business Corporation Act requires that any action required to be taken at a special meeting of the shareholders of a Florida corporation may be taken by written consent in lieu of a meeting if the consent is signed by shareholders holding at least a majority of the voting power of each class of stock unless a different proportion of voting power is required for such an action at a meeting. Section 607.1003 requires the approval of the Company’s Board of Directors and holders of a majority of the outstanding Common Stock to amend the Company’s Articles of Incorporation with respect to the Reverse Split and the Forward Split. The Company’s Board of Directors and shareholders holding a majority of the Stock have approved the Amendments.

The securities that would have been entitled to vote if a meeting was required to be held to amend the Company’s Articles of Incorporation consist of shares of the Company’s Common Stock issued and outstanding on June 10, 2003, which is also the date for determining shareholders who would have been entitled to notice of and to vote on the proposed Amendments to the Company’s Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, or associate of any director, or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to the Company’s Articles of Incorporation.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission’s EDGAR archives at www.sec.gov. The Company will provide shareholders with a copy of its annual report for the year ended December 31, 2002, in the same mailing as this Information Statement. Upon written request of any shareholder to the Company’s Secretary, Alvin A. Hirsch, 2121 Blount Road, Pompano Beach, Florida 33069, a copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, will be provided without charge to shareholders who do not otherwise receive a copy from the Company.

APPENDIX A-1
REVERSE SPLIT

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
MILE MARKER INTERNATIONAL, INC.

     Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST: Article 5, Capital Stock, is amended in its entirety to read as follows:

“ARTICLE 5
CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, $.001 par value per share, which shares of Common Stock, as a class, shall have unlimited voting rights and are entitled to receive the net assets of this Corporation upon dissolution. At the same time as the Articles of Amendment in which this text is contained become effective (the “Effective Time”), each one (1) share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into one fifteenth (1/15) of a fully-paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, provided that no fractional shares shall be issued in respect of any shares of Common Stock held by any holder in any one account which account has fewer than fifteen (15) shares of Common Stock immediately prior to the Effective Time, and that, instead of issuing such fractional shares, the Corporation shall pay in cash an amount per share equal to the average sale price per share of the Common Stock on the Over-The-Counter Bulletin Board, averaged over a period of ninety (90) consecutive calendar days ending on (and including) the Effective Date, without interest.”

     SECOND: The amendment was approved by the shareholders on June 10, 2003. The number of votes cast for the amendment was sufficient for approval.

     THIRD: The foregoing amendment will become effective on July 14, 2003, at 6:00 P.M.

     Signed this _____________________ day of _____________________, 2003.

Richard E. Aho, President

APPENDIX A-2
FORWARD SPLIT

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
MILE MARKER INTERNATIONAL, INC.

     Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST: Article 5, Capital Stock, is amended in its entirety to read as follows:

“ARTICLE 5
CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, $.001 par value per share, which shares of Common Stock, as a class, shall have unlimited voting rights and are entitled to receive the net assets of this Corporation upon dissolution. At the same time as the Articles of Amendment in which this text is contained become effective (the “Effective Time”), each one (1) share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into fifteen (15) fully-paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of fully-paid and non-assessable shares of Common Stock equal to the product of fifteen (15) and such fraction, which product shall be rounded up to the nearest whole share.”

     SECOND: The amendment was approved by the shareholders on June 10, 2003. The number of votes cast for the amendment was sufficient for approval.

     THIRD: The foregoing amendment will become effective on July 14, 2003, at 6:01 P.M.

     Signed this _____________________ day of _____________________, 2003.

Richard E. Aho, President